Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2013, with respect to the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K for the year ended December 31, 2012 of American Realty Capital Trust IV, Inc., which is contained and incorporated by reference in this Registration Statement. We consent to the use of the aforementioned report, and its inclusion and incorporation by reference, in the Registration Statement, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 2, 2013